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                                                                  RULE 424(b)(3)

                                                      REGISTRATION NO. 333-40669


                            PRICING SUPPLEMENT NO. 25
                      TO PROSPECTUS DATED December 10, 1997
                       (As supplemented December 12, 1997)

                   INTERNATIONAL BUSINESS MACHINES CORPORATION

                                MEDIUM-TERM NOTES
                                (Fixed Rate Note)

                    (Due One Year or More from Date of Issue)

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
Designation: Fixed Rate                 Original Issue Date: November 25, 1998
Medium-Term Notes Due
December 1, 2003

Principal Amount:  $150,000,000         Maturity Date: December 1, 2003

Issue Price (as a percentage of         Regular Record Dates:
  Principal Amount):  99.738%           Fifteenth calendar day,
                                        whether or not a Business
                                        Day, immediately preceding
                                        the corresponding Interest
                                        Payment Date

Interest Rate: 5.25%                    Interest Payment Dates:
                                        Semiannually, on the first
                                        (1st) day of June and December
                                        commencing June 1, 1999


Commission or discount (as              CUSIP No: 459 20Q BS2
a percentage of Principal
Amount):  0.262%

Redemption Provisions: NONE

Form: [X] Book-Entry
      [ ] Certificated

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INTRODUCTION

     This is a Pricing Supplement. It describes the Fixed Rate Notes being issued under the Medium Note Program of International Business Machines Corporation. This document adds to, or 'supplements' the description of the Notes referred to in the accompanying Prospectus Supplement and Prospectus. It does so by providing specific pricing and other information about the Notes issued in this particular transaction. This Pricing Supplement also amends the Prospectus Supplement and Prospectus to the extent that the description of the Notes in this Pricing Supplement is different from the terms which are set forth in the Prospectus Supplement and Prospectus.

INTEREST

     Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each.

     If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next day which is a Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of this offering, the term "Business Day" means each day on which commercial banks and foreign exchange markets settle payments in The City of New York. We have capitalized a number of terms in this document. If you do not see a definition for those terms in this document, those terms will have the meanings which we have already given to them in the Prospectus Supplement and the Prospectus.

REDEMPTION

     The Notes are not redeemable by the Company.

PLAN OF DISTRIBUTION

     Notes in the total Principal Amount of $150,000,000 will be sold to Donaldson, Lufkin & Jenrette Securities Corporation at the Issue Price set forth at the top of this Pricing Supplement. Donaldson, Lufkin & Jenrette Securities Corporation, in turn, will resell these Notes to investors at varying prices, which prices are subject to prevailing market conditions at the time of resale.

Dated: November 20, 1998